H The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC. Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: INDU Pricing Date: September 25, 2018 Observation Date: September 27, 2022 Maturity Date: September 30, 2022 Contingent Digital Return: At least 23.00% Buffer Amount: 15.00% Payment At Maturity: If the Final Value is greater than or equal to the Initial Value or is less than the Initial Value by up to the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Contingent Digital Return) If the Final Value is less than the Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 × (Index Return + Buffer Amount)] If the Final Value is less than the Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity. CUSIP: 48130UFD2 Preliminary Term Sheet http://sp.jpmorgan.com/document/cusip/48130UFD2/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. *The actual Contingent Digital Return will be provided in the pricing supplement and will not be less than 23.00% J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Final Value Index Return Total Return on the Notes 165.00 65.00% 23.00% 140.00 40.00% 23.00% 120.00 20.00% 23.00% 110.00 10.00% 23.00% 109.00 9.00% 23.00% 105.00 5.00% 23.00% 101.00 1.00% 23.00% 100.00 0.00% 23.00% 95.00 -5.00% 23.00% 90.00 -10.00% 23.00% 85.00 -15.00% 23.00% 60.00 -40.00% -25.00% 40.00 -60.00% -45.00% 20.00 -80.00% -65.00% 0.00 -100.00% -85.00% 4yr In-The-Money Buffered Digital Note linked to INDU North America Structured Investments **Reflects Contingent Digital Return equal to the minimum Contingent Digital Return set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns and hypothetical payments on the notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks •Your investment in the notes may result in a loss of up to 85% of your principal at maturity. •Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase FinancialCompany LLC and JPMorgan Chase & Co. Therefore the value of the notes prior tomaturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. •Your maximum gain on the notes is limited to the Contingent Digital Return, regardless ofany appreciation of the Index, which may be significant. •Your ability to receive the Contingent Digital Return may terminate on the ObservationDate. •The benefit provided by the Contingent Digital Return may terminate on the ObservationDate. •No interest or dividend payments, voting rights, or ownership rights with the securitiesincluded in the Index. •As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independentoperations and has limited assets. •JPMorgan Chase & Co. is one of the companies that make up the Index. •You are exposed to the risk of decline in the level of the Index. Selected Risks (continued) •The estimated value of the notes will be lower than the original issue price (price to public) ofthe notes. •The estimated value of the notes is determined by reference to an internal funding rate. •The estimated value of the notes does not represent future values and may differ fromothers’ estimates. •The value of the notes, which may be reflected in customer account statements, may behigher than the then current estimated value of the notes for a limited time period. •Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer topurchase the notes in the secondary market but is not required to do so. The price, if any, atwhich JPMS will be willing to purchase notes from you in the secondary market, if at all, mayresult in a significant loss of your principal. •Potential conflicts: We and our affiliates play a variety of roles in connection with theissuance of notes, including acting as calculation agent and hedging our obligations underthe notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that suchhedging or other trading activities of J.P. Morgan or its affiliates could result in substantialreturns for J.P. Morgan and its affiliates while the value of the notes decline. •The tax consequences of the notes may be uncertain. You should consult your tax adviserregarding the U.S. federal income tax consequences of an investment in the notes. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement, underlying supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01 North America Structured Investments 4yr In-The-Money Buffered Digital Note linked to INDU